Exhibit 10.1

FOUNDER SEPARATION AND SERVICES AGREEMENT

This Founder Separation and Services Agreement (the “Agreement”) is made effective the 29th day of January, 2013 (the “Effective Date”) by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and Aubrey K. McClendon, an individual (the “Executive”).

WHEREAS, the Executive has served as the Company’s only Chief Executive Officer since the Executive founded the Company in 1989 and such service is currently governed by the terms of the Third Amended and Restated Employment Agreement between the Executive and the Company made effective March 1, 2009 (the “Employment Agreement”);

WHEREAS, the Company and the Executive mutually agreed on the Effective Date that the Executive would retire as Chief Executive Officer, President and a director of the Company as provided in the Agreement and the Executive’s employment with the Company would terminate without cause under paragraph 6.1.1 of the Employment Agreement as of April 1, 2013 (the “Separation Date”); and

WHEREAS, the Company and the Executive desire to memorialize the agreement regarding the Executive’s separation from employment with the Company, to provide for a smooth transition after the Effective Date and to facilitate an efficient, ongoing relationship between the Company and the Executive after the Separation Date as joint working interest owners of certain oil and gas wells, leases and acreage.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and fully intending to be legally bound, the Executive and the Company agree as follows:

1. Definitions.  Except as otherwise defined in the Agreement, capitalized terms used in the Agreement will have the same definition in the Agreement as those terms are defined in the Employment Agreement.

2. Termination of Employment; Resignations. On the Separation Date, the Executive’s employment with the Company will be terminated without cause as set forth in Section 6.1.1 of the Employment Agreement.  In this connection, on the Separation Date, all rules and policies with respect to employees of the Company will cease to be effective with respect to the Executive, other than those rules that, by their terms, as of the date of the Agreement, consistently apply to former employees post-termination.  No later than the Separation Date, the Executive will resign from any position as a director, officer, manager, partner or similar position of the Company and each subsidiary or affiliate of the Company.

3. Executive’s Interim Duties.  In the interim after the Effective Date through the Separation Date, the Executive will work closely with and transition the day-to-day management responsibilities of the Company to Domenic J. Dell’Osso, Jr., Chief Financial Officer of the Company, and Steven C. Dixon, Chief Operating Officer of the Company.

4. Compensation and Benefits.  The Executive will receive all of the rights, benefits and obligations owed to the Executive pursuant to Section 6.1.1 of the Employment Agreement in the

FOUNDER SEPARATION AND SERVICES AGREEMENT

manner set forth in this paragraph 4.  For purposes of determining the payments contemplated by Section 6.1.1(a) of the Employment Agreement, the Executive’s Base Compensation will be computed based on a Base Salary of Nine Hundred Seventy Five Thousand Dollars ($975,000) and annual bonus compensation of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).  The payments contemplated by Section 6.1.1(a) of the Employment Agreement will be paid in 33 installments in the amount of $112,500 per pay period (except for the first payment which will be prorated to reflect active employment on April 1, 2013) commencing April 12, 2013 through July 3, 2014 and a lump sum payment in the amount of $7,237,500 on July 1, 2014 in full satisfaction of the remaining payments that would have otherwise been made through December 31, 2016 (the “Expiration Date”).  The Executive will receive a lump sum payment in the amount of $112,500 under Section 6.1.1(c) of the Employment Agreement for accrued and unused vacation pay based on six weeks of vacation (five weeks provided under the Employment Agreement, plus two rollover weeks, with one used).  The Executive’s agreed separation from employment with the Company is without cause and does not and will not trigger any right to recoupment by the Company of the Incentive Award and the Executive will be entitled to permanently retain, exercise and utilize all of the benefits associated with the Incentive Award.  The continuation of benefits provided by Section 6.1.1(b) of the Employment Agreement will be comprised of the items listed on Schedule “A” and will commence on the Separation Date and continue through June 30, 2014 (the “Benefit Continuation Period”).  In exchange for termination of any remaining benefit continuation (other than benefits relating to private airplane travel) the Executive may be entitled to through the Expiration Date, the Company will pay the Executive a lump sum payment in the amount of $26,320.80 on July 1, 2014.  In order to facilitate the efficient delivery and coordination of the benefits to be provided to the Executive pursuant to the Employment Agreement during the Benefit Continuation Period, the Company designates the Company’s General Counsel as the Executive’s point of contact for coordinating and resolving any issues regarding the continuation of such benefits and other rights through the Benefit Continuation Period.  The Executive’s point of contact for matters related to the Company’s assets and operations (other than with respect to the day-to-day operation of the wells and acreage that the Company and the Executive jointly own) will be the Company’s Chairman of the Board or Chief Executive Officer, and the Executive’s point of contact with respect to the day-to-day operation of the wells and acreage that the Company and the Executive jointly own will be the Company’s Chief Operating  Officer or General Counsel.   No later than April 19, 2013, the Company will transfer (in a manner that affords the full right to use, but not the ownership of) a 28.125% interest in a Citation X aircraft to an entity controlled by the Executive for the period ending on the Expiration Date and shall pay all costs, fees and expenses associated with such interest, except only special catering and ground transportation which will be paid by the Executive, for the period through the Expiration Date in fulfillment of the Company’s obligations under Section 4.6 of the Employment Agreement.  On the Expiration Date, the entity controlled by the Executive will reassign any rights in the 28.125% interest in a Citation X to the Company to the extent that any such interest continues to exist.  After the Expiration Date, the Company shall have no further obligations under Section 4.6 of the Employment Agreement nor shall the Executive have any continuing right to the interest in the Citation X.

5. FWPP.  Notwithstanding the termination of the Executive’s employment with the Company, the Executive will retain all rights and benefits under the Founder Well Participation Program approved by the Company’s shareholders in 2005 (as amended, the “FWPP”) until June

FOUNDER SEPARATION AND SERVICES AGREEMENT
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30, 2014 without further action by either party and, consistent with the Executive’s prior election to participate in the FWPP through June 30, 2014, the Executive is obligated to participate in each eligible program well spud on or before June 30, 2014, subject to the terms and conditions of the FWPP.  The Company (a) acknowledges that the Executive is no longer a principal executive officer of the Company and his rewards and risks may no longer be aligned with those of the Company, and (b) agrees that it will not effectively exclude his participation in the FWPP directly or indirectly as a result of the occurrence of the events in subclause (a).  After the Separation Date, the Executive will pay applicable joint interest billings from the Company in accordance with terms afforded to the Company’s significant joint venture partners and the terms of the relevant joint operating agreement between the Company and the Executive or his affiliates.  In connection with the execution of the Agreement, the Company and the Executive (and his affiliates) will enter into a Founder Joint Operating Services Agreement which will provide for, among other matters, the Executive’s obligations to sell certain interests in connection with applicable sales by the Company.

6. 2013 LTIP Grant. On the Effective Date, the Company made certain grants of restricted stock, stock options and performance share units to the senior management of the Company pursuant to the Company’s Amended and Restated Long Term Incentive Plan (the “LTIP”), which included those made to the Executive shown on Schedule “B” attached as a part hereof (the “2013 LTIP Grant”).  The 2013 LTIP Grant will not be subject to accelerated vesting and, instead, each award will vest in accordance with the terms of the grant agreement for the 2013 LTIP Grant.  With the exception of the 2013 LTIP Grant as set forth in this paragraph 6, all other equity compensation rights listed on Schedule “B” will become 100% vested immediately after the Executive’s resignation as a director and separation from employment with the Company.

7. EP Information; Relocation.  After the Effective Date, the Company will assist the Executive with packing, moving and coordinating the relocation of all contents of the Executive’s personal office at the Company’s headquarters at 6100 N. Western Avenue, Oklahoma City, Oklahoma, and the accounting office located at 809 NW 57th Street, Oklahoma City, Oklahoma, and any of the Executive’s memorabilia, art and other items stored at the Company’s premises or other storage facilities.  Such assistance will include providing such personnel reasonably selected by the Executive and reasonably approved by the Company. The Executive will designate a location within the Oklahoma City metropolitan area for such relocation.  All computers, cell phones, security systems, network and related electronic devices and connections provided to the Executive by the Company during the Executive’s service to the Company wherever located (the “Electronic Equipment”) will be deemed and become the exclusive property of the Executive as of the Effective Date. The Executive and the Company will work cooperatively to image each device in a manner that protects the confidential nature of and the Executive’s rights to the EP Information and, after capturing such image, removing any Confidential Information from such devices without removing the EP Information.  All such images will be held in safekeeping in a mutually agreeable place and manner and will be subject to a protective agreement in form similar to those entered into previously under similar circumstances in the past and satisfactory to the Company and the Executive.  The Company will furnish all EP Information to the Executive (or any affiliated entity, agent or employee of the Executive) as soon as practicable within sixty (60) days after the Separation Date in a manner mutually determined by the Company and the Executive, provided that this does not apply to copies of EP information held by Company counsel pursuant to a protective agreement.  The

FOUNDER SEPARATION AND SERVICES AGREEMENT
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Company will provide IT support for the Electronic Equipment through June 30, 2014. From the Effective Date, to the extent not prohibited by the software or data-use licenses with third parties, and without waiving or compromising the Company’s rights to the “CHK Search” interface, the Company will provide to the Executive the data and services (including administrative, engineering, IT and software) necessary to facilitate the efficient exchange of land, well, title (including title opinions, assignments and curative documents), geological, engineering, reservoir, operating, marketing, performance and other information in the Company’s well files or otherwise kept by the Company; and information provided to the Executive in printed, plotted or written format on a routine basis or as reasonably requested by the Executive related to the wells, increased density locations, leases and acreage jointly owned by the Executive and the Company (collectively, the “FWPP Well File Data”).  To the extent not prohibited by the software or data-use licenses with third parties the Company will provide to the Executive (or any affiliated entity, agent or employee of the Executive) the data, licenses and personnel services for development of reserve reports in connection with oil and gas interests acquired under the FWPP, or jointly owned by any affiliate of the Executive and the Company consistent with the reserve reports prepared in the past for the Executive and his affiliates.  The FWPP Well File Data, the reserve reports and the related information are the Executive’s property, but shall remain subject to the confidentiality obligations of Section 7 of the Employment Agreement except that the Executive will have the right to use all such information for the Executive’s own benefit and purposes and in connection therewith may disclose such information to the Executive’s employees, contractors, advisors, consultants and affiliated entities who are also under confidentiality obligations not to make disclosure to third parties consistent with Section 7 of the Employment Agreement.  In providing such data pursuant to this paragraph 7, in no event will the Company have any liability to the Executive and/or any of his affiliates except for acts or omissions constituting gross negligence or willful misconduct.

8. Company Information; Litigation Assistance.  After the Separation Date, the Executive will continue to have access to Company information to the extent the Executive reasonably deems such Company information necessary or useful for the Executive to participate in any formal or informal regulatory, administrative, civil or other governmental proceeding.  Notwithstanding the foregoing, the Executive will not be permitted access to any documents when the provision of such access would be reasonably likely, in the discretion and judgment of the Company or its counsel, to constitute a waiver of any applicable privilege or a breach of any confidentiality obligation of the Company.  The Executive will reasonably cooperate with and assist the Company and its representatives and attorneys as reasonably requested by the Company after the Separation Date with respect to any litigation, proceeding, arbitration or other formal or informal dispute resolution effort in which the Executive is or has had involvement or with respect to which the Executive has relevant information by being reasonably available for interviews, depositions and/or testimony in regard to any such matters, except with respect to any such matter the Executive deems, in his sole discretion and based upon advice of legal counsel, reasonably likely to be adverse to the Executive or with respect to which the Executive is or may become a party. The Company will advance, if applicable as provided in paragraph 10, or reimburse the Executive for any reasonable fees and expenses (including attorneys’ fees) incurred by or on behalf of the Executive in connection with this obligation.  The Executive will use reasonable efforts to avoid duplicative fees and expenses.  The Executive will maintain the confidentiality of all such information furnished to the Executive.

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9. Founders’ Lounge.  The Executive owns the rights to and personally pays for seats 1-4 in each of rows FL1-FL3 in Section 120 of the Chesapeake Energy Arena for Oklahoma City Thunder basketball games as of the Effective Date (the “Founder Seats”).  Through the Expiration Date, so long as the Executive owns any of the Founder Seats and the Company maintains the bunker suite currently designated as the “Chesapeake Founders’ Lounge,” the Executive and his guests will have access to and full use of the Chesapeake Founders’ Lounge (at the Executive’s expense for food and drink costs) for all events held at the Chesapeake Energy Arena.  Notwithstanding the forgoing, from time to time, if the Company requires the Chesapeake Founders’ Lounge for any legitimate purpose where the presence of the Executive and his guests would reasonably be considered to be detrimental to the interests of the Company, the Executive will not use the Chesapeake Founders’ Lounge for such event so long as he is notified in writing at least 48 hours prior to the event.  The Executive and the Company acknowledge and agree that the Thunder banners and other memorabilia located on the walls of and within the Chesapeake Founders' Lounge are the personal property of the Executive, that such property may remain in the Chesapeake Founders' Lounge until removed by the Executive at any time and that in no event will the Company have any liability to the Executive and/or any of his affiliates for the loss of or damage to such property except for acts or omissions constituting gross negligence or willful misconduct.

10. Indemnification; D&O Insurance.  The Executive will be entitled to the continued right to indemnification, in accordance with the terms of the Indemnification Agreement between the Company and the Executive dated June 21, 2012 (the “Indemnification Agreement”), the Company’s Amended and Restated Bylaws, the Company’s Restated Certificate of Incorporation and any and all governing statutory and common law (the “Indemnification Arrangements”).  The Company agrees and acknowledges that the foregoing rights are vested contract rights of the Executive and may not be changed in a manner adverse to the Executive. After the Separation Date, the Executive’s right to indemnification and advancement of fees from the Company will continue in accordance with the Indemnification Arrangements with respect to all current matters and will be applicable with respect to any and all continuing and/or future investigations or matters that may arise on or after the Effective Date that concern the Executive’s activities while an employee or director of the Company.  After the Effective Date and through the Expiration Date, the Company will maintain in force at all times directors and officers liability insurance for the Executive in an amount and scope at least as favorable as the coverage then applicable to directors and officers of the Company.

11. Map Rescission.  On or before April 19, 2013, the Company and the Executive will enter into such storage, lease or other agreements as they may mutually agree upon concerning the disposition of the maps to be acquired by the Executive through the rescission of the 2008 sale of those maps to the Company by the Executive.

12. Non-Disparagement.  The Company (directly and indirectly through its officers, directors and representatives) and the Executive (directly and indirectly, including through affiliates owned and controlled by the Executive) each mutually agree not to criticize, denigrate, or disparage the other.  Nothing in the Agreement shall prevent the Company or the Executive from responding to informal or formal requests for information from governmental authorities or taking any action in defense of any litigation asserted against the Company and/or the Executive.

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13. Agreement Not to Hire.  To the extent permitted by applicable law in the State of Oklahoma, for one year from the Effective Date, the Executive agrees not to hire any employee of the Company as of or after the Separation Date, except that Executive (or any affiliated entity, agent or employee of the Executive) may solicit for hire and hire: (a) those employees that have been assigned to the Executive to provide the Accounting Support set forth in Section 4.7 of the Employment Agreement, (b) any employee assigned to the Executive as an assistant, (c) any employee who has been terminated by the Company (but who has not voluntarily departed the Company), at any time, (d) any employee who elects (or has elected) to accept any voluntary severance or retirement program offered by the Company, or (e) any employee for which the Company consents in writing in advance to the Executive soliciting and hiring.  Any solicitation within the scope of parts (a) through (e) of this paragraph 13 and any communication directed to the Executive (or any affiliated entity, agent or employee of the Executive) from an employee of the Company will not be deemed a solicitation by the Executive (directly or indirectly) and will not otherwise violate Section 8 of the Employment Agreement. The Executive (or any affiliated entity, agent or employee of the Executive) may respond to any communication directed to the Executive (or any affiliated entity, agent or employee of the Executive) from an employee of the Company using substantially the form of reply previously approved by the Company’s General Counsel.  Any request for the Company’s consent under part (e) of this paragraph 13 will be directed to the Company’s General Counsel.  To the extent any employee of the Company responds to a general solicitation for employment issued by the Executive (or any affiliated entity, agent or employee of the Executive) not targeted specifically to the Company’s employees, any communication directed to the Executive (or any affiliated entity, agent or employee of the Executive) from an employee of the Company will not be deemed a solicitation by the Executive (directly or indirectly) and will not otherwise violate Section 8 of the Employment Agreement provided that the Executive may not otherwise solicit such employee during the relevant time period under Section 8 of the Employment Agreement.  Regardless of whether a Company employee contacts the Executive (or any affiliated entity, agent or employee of the Executive) and regardless of whether an employee of the Company responds to a general solicitation of employment, the Executive (and any affiliated entity, agent or employee of the Executive) is still barred and prohibited from hiring the Company employee unless the employee falls within the exceptions set forth in parts (a) through (e) above.  Except as otherwise provided in this paragraph, the Executive’s obligations under this paragraph are in addition to the Executive’s obligations under Section 8 of the Employment Agreement.  To the extent this paragraph and Section 8 of the Employment Agreement are in conflict with respect to any employee solicitation issue, this paragraph will control.

14. Non-competition. The Company acknowledges that following the Separation Date, the Executive will continue to be active in the oil and gas business and will be one of the Company’s largest joint interest owners; as such, the Executive has certain common law and contractual rights as a working interest owner and the exercise of those rights, including the acquisition of additional interests in the jointly owned spacing units (the “Additional Interests”), will not violate Section 8 of the Employment Agreement.  In addition, if, during the relevant time period under Section 8 of the Employment Agreement, the Executive acquires, attempts to acquire or aids another in the acquisition or attempted acquisition of any entity, property or package of properties or assets that includes an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas

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interest on April 1, 2013, other than the Additional Interests (the “Restricted Properties”) in any manner (including through a merger or directly or indirectly through another entity), then notwithstanding any other provisions of the Agreement, the Employment Agreement or any other agreements between the Executive and the Company, such acquisition will not be deemed a violation of Section 8 of the Employment Agreement and the Company’s sole remedy with respect to such acquisition will be the preferential right to purchase the Restricted Properties at the cost paid by the Executive if such assets are eventually acquired, directly or indirectly, by the Executive.  In the event of a knowing acquisition of Restricted Properties, the Executive will give the General Counsel of the Company written notice within twenty (20) days of execution of the acquisition agreement and the Company will have twenty (20) days thereafter to elect to exercise such preferential right to purchase by giving the Executive written notice of such election and, unless the Executive and the Company agree otherwise, tendering the appropriate purchase price in immediately available funds at the later of the time the Executive acquires the Restricted Properties or the date that the Company elects to exercise such preferential right. In exercising such preferential right, the Company may, in its sole discretion, elect to purchase none, some or all of the Restricted Properties for that portion of the purchase price allocated only to those Restrictive Properties upon which the preferential right to purchase is exercised by Company.  Notwithstanding the foregoing, if the Restricted Properties constitute more than forty percent (40%) of the properties being acquired, in addition to such preferential right, the acquisition will be completed only if the Company consents.  The Executive shall have the right to utilize for his own benefit and purposes the knowledge, experience and expertise accumulated by the Executive during his years of service as an executive officer of the Company and in connection therewith may disclose such information to the Executive’s employees, contractors, advisors, consultants and affiliated entities (who are also under confidentiality obligations not to make disclosure to third parties consistent with Section 7 of the Employment Agreement), but such information shall otherwise remain subject to the confidentiality obligations of Section 7 of the Employment Agreement.

15. Entire Agreement; Counterparts. The Agreement supersedes all oral agreements and statements of the parties relating thereto and may not be modified or canceled in any manner except by a writing signed by both the Executive and an authorized officer of the Company.  To the extent there is a conflict between any provision in the Agreement and any agreement between the Executive and the Company, including, without limitation, the Employment Agreement, the terms of the Agreement will control.  The Executive acknowledges that Sections 7, 8, 9, 10, 11.2, 11.3, 11.4, 11.5. 11.6, 11.7 and 11.8 of the Employment Agreement remain in full force and effect, subject to the exceptions and limitations set forth in the Agreement.  The Agreement binds the Executive’s heirs, administrators, representatives, executors, successors, and assigns, as well as the Company, each and all of its affiliates, each and all of their respective officers, directors, attorneys, representatives, agents, shareholders, successors and assigns.  Neither the Executive nor the Company will assign his or its rights or delegate any or all of his or its obligations under the Agreement without the express prior written consent of the other party to the Agreement.  Any attempted assignment in violation of this paragraph 15 shall be void.  The waiver by any party to the Agreement of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.  The Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Signatures to the Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means

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intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

16. Severability.  If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to the Agreement.  If any provision of the Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  Upon a determination that any term, provision, covenant or restriction of the Agreement is invalid, void or unenforceable, the Executive and the Company shall negotiate in good faith, if practicable, to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the actions and obligations contemplated by the Agreement be consummated as originally contemplated to the fullest extent possible.

17. Interpretation and Governing Law. The Company, the Executive and their respective counsel have mutually contributed to the preparation of the Agreement.  Accordingly, no provision of the Agreement (nor the Agreement as a whole) will be construed against the Company or the Executive on the grounds that such party or its counsel drafted any provision of the Agreement. The Agreement will be governed by the statutes and common law of the State of Oklahoma, excluding its choice of law statutes and choice of law common law.

18. Arbitration.  The parties agree to resolve any dispute or controversy arising out of or relating to the Agreement in accordance with the arbitration procedures set forth in Section 10 of the Employment Agreement, which terms and procedures are incorporated into the Agreement by reference and in any such action the Company’s obligation to pay the Executive’s reasonable attorneys’ fees under Section 11.7 of the Employment Agreement shall also be applicable.  Any arbitration shall be regarded as a settlement negotiation.  The parties agree that they will cooperate with each other to take all necessary action to cause the arbitrator to make binding orders and rulings to protect the confidentiality of all documents and proceedings related to any arbitration.   Except as may be required by law, neither a party nor the arbitrator may disclose documents produced at arbitration or the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.  In any judicial proceeding to confirm or vacate an arbitration award rendered pursuant to this paragraph, the parties agree to ensure the confidentiality of all documents and proceedings related to the arbitration, including but not limited to filing all documents under seal with the court pursuant to applicable law.

19. Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive any federal, state, local, or foreign withholding or other taxes which it is from time to time required by law to withhold.  Additionally, to the extent the payments or benefits to be received by the Executive during the 2013 calendar year are insufficient to satisfy the Company’s tax withholding obligation related to the amount included in the Executive’s gross income for the 2013 calendar year, the Executive shall be required to pay the Company the amount of the deficiency no later than the date on which the balance of the

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Executive's post-409A account under the Chesapeake Energy Corporation Nonqualified Deferred Compensation Plan is paid to the Executive.

 [SIGNATURE PAGE TO FOLLOW]

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SIGNATURE PAGE TO FOUNDER SEPARATION AND SERVICES AGREEMENT

IN WITNESS WHEREOF and intending to be legally bound, the Executive and the Company have executed this Agreement on the dates indicated below:

/s/ Aubrey K. McClendon	April 18, 2013
Aubrey K. McClendon	Date

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation
By:	/s/ James R. Webb	April 18, 2013
Title:	Senior Vice President - Legal and General Counsel	Date

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FOUNDER SEPARATION AND
SERVICES AGREEMENT
Schedule A

Benefits

I.
Reimbursement of reasonable expenses for dues travel and entertainment.  Such expenses must be incurred at the request of the company and, to be eligible for reimbursement, must comply with the terms of the policy for such expense reimbursement in place at the Company.

II.	Supplemental Long term Disability. This is a voluntary benefit that is paid for in its entirety by the Executive.

III.	Medical Insurance. Executive is enrolled in the “80/60 Plan” and covers himself, his spouse and one dependent.

IV.	Dental Insurance. Executive covers himself plus two dependents.

V.	Flexible Spending Account. The Executive currently has a $2,500 balance. He may enroll in this benefit for 2014 and is eligible through COBRA.

VI.
Life Insurance.  The Executive has the maximum available coverage of $2,500,000. The Company’s Plan will be amended to provide for continuation of his coverage through June 30, 2014.  After such time, the Executive may “port” or “convert’ his coverage as defined in the terms of the Plan.

VII.	Short Term Disability.

VIII.
Fitness Center membership.  Executive will be eligible for an “Employee Only” membership at the Company’s main Fitness Center. No members of the Executive’s staff or his consultants will be eligible for membership.

Schedule "A"

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Founder Separation and
Services Agreement
Schedule B

2013 LTIP Grant subject to continued vesting

Grant Date	Plan	Type	Unvested	Vest Date
1/29/2013	2005	RSA	59,305	1/29/2014
1/29/2013	2005	RSA	59,305	1/29/2015
1/29/2013	2005	RSA	59,305	1/29/2016

Grant Date	Plan	Type	Unvested	Vest Date
1/29/2013	2005	NQO	152,029	1/29/2014
1/29/2013	2005	NQO	152,028	1/29/2015
1/29/2013	2005	NQO	152,028	1/29/2016

Grant Date	Plan	Type	Unvested & Unearned	Vest Date
1/29/2013	2005	3-Yr PSU*	108,227	1/29/2014
1/29/2013	2005	3-Yr PSU*	108,227	1/29/2015
1/29/2013	2005	3-Yr PSU*	108,226	1/29/2016

Equity-based compensation subject to acceleration effective April 1, 2013

Long Term Incentive Plan Awards

Grant Date	Plan	Type	Unvested
7/1/2009	2005	RSA	93,750
7/1/2009	2003	RSA	2,500
1/4/2010	2005	RSA	112,500
7/1/2010	2005	RSA	100,000
1/3/2011	2005	RSA	125,000
7/1/2011	2005	RSA	174,420
1/3/2012	2005	RSA	222,461
		Total:	830,631

Grant Date	Plan	Type	Unearned	Vested/Unvested
1/3/2012	2005	2-Yr PSU*	32,443	Vested
1/3/2012	2005	2-Yr PSU*	32,442	Unvested
1/3/2012	2005	3-Yr PSU*	64,885	Vested
1/3/2012	2005	3-Yr PSU*	64,885	Unvested
1/3/2012	2005	3-Yr PSU*	64,883	Unvested

Deferred Compensation Plan Company Matching Contributions

Plan	Type	Unvested
Deferred Compensation Plan	Common Stock	32,005.7

* The Executive shall not be entitled to payment pursuant to any PSU award unless and until the Compensation Committee of the Board certifies the Company’s performance with respect to the performance goals pursuant to the applicable PSU Award Agreement.

Schedule "B"
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